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                                                                   EXHIBIT 23.02

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated September 21, 1998 (except for the second paragraph of the Summary of Significant Accounting Policies footnote, as to which the date is April 8, 1999) in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-85103) and the related Prospectus of VERITAS Software Corporation for the registration of 5 1/4% Convertible Subordinated Notes due 2004 with a principal amount of $12,460,000 and the registration of shares of common stock issuable upon conversion.

                                          /s/ ERNST & YOUNG LLP

San Jose, California
August 24, 1999